Exhibit 10.1

PERSONAL EMPLOYMENT AGREEMENT

THIS PERSONAL EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 11th day of March, 2008 by and between GammaCan Ltd. (the "Company"), and Limor Zur-Stoller of 8 Alexander Pen St., Tel-Aviv Israel (the "Employee").

WHEREAS, the Company wishes to employ the Employee, and the Employee wishes to be employed by the Company, as of the Commencement Date (as such term is defined hereunder); and

WHEREAS, the parties desire to state the terms and conditions of the Employee's employment by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

General

1.

Position. The Employee shall provide the Company, its parent company, GammaCan International Inc. (the "Parent Company"), and any other subsidiaries of the Parent Company, with certain management and advisory services as the Chief Financial Officer of the Company (the "Position"). In the scope of the Position, the Employee shall, inter alia: (a) report directly to the Chief Executive Officer of the Company; (b) be responsible for all finance affairs of the Company, all subject to any applicable law and to instructions provided by the CEO and the Board of Directors of the Company from time to time; (c) faithfully, honestly and diligently serve the Company and cooperate with the Company and utilize maximum professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Company, acting reasonably, and the Employee shall provide any other services not specifically mentioned herein, but which by reason of the Employee's capability the Employee knows or ought to know to be necessary to ensure that the best interests of the Company are maintained; (d) assume, obey, implement and execute such duties, directions, responsibilities, procedures, policies and lawful orders as may be determined or given from time to time by the Company; and (e) shall report the results of his duties hereunder to the Company as it may request from time to time. The scope of the Position shall be determined from time to time by the CEO of the Company, with respect to the Company's activities, as they may be from time to time. The Employee will not be entitled to any additional compensation for his services to the Parent Company and its subsidiaries, other than the salary and additional compensation to which he is entitled pursuant to this Agreement, but indemnification will be granted to him by the Parent Company in connection with his position.

2.

Quality of Performance. Subject to Section 3 hereto, the Employee shall devote his working time, know-how, energy, expertise, talent, experience and best efforts to the business and affairs of the Company and to filling the Position. The Employee shall perform his duties diligently, conscientiously and in furtherance of the Company's best interests, utilizing the highest professional skill, diligence, ethics and care to ensure that the Position is filled to the full satisfaction of Company. The Employee shall furnish

Company with such reports concerning his activities as Company may request from time to time.

3.

Extent of Service. Unless and until otherwise agreed, the Employee will be employed on a full time basis. The Employee confirms and declares that his Position is one that requires a special measure of personal trust and loyalty; accordingly, the provisions of the Hours of Work and Rest Law, 1951, shall not apply to him, and he shall not be entitled to any compensation other than the compensation set forth in this Agreement for working more than the maximum number of hours per week set forth in said law or any other applicable law.

4.

Location. The Employee shall perform his duties hereunder at the Company's facilities in Israel, but he understands and agrees that his Position may involve significant domestic and international travel.

Covenants

5.

Employee's Representations and Warranties. The Employee represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) do not require the consent of any person or entity.

6.

Other Employment; Conflicts of Interest. With respect to any engagement of the Employee with third parties ("Other Employers"), the Employee represents, warrants and undertakes that: (a) his engagement with the Company is not and will not be in breach of any of his undertakings toward Other Employers, and (b) he will not disclose to the Company, nor use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Employer. During his employment by the Company, the Employee shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with his Position or other employment with the Company. The Employee agrees and undertakes to inform the Management of the Company, immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Employee and the Company. However, nothing in this Section shall derogate from the Employee's obligation to continue observing all of his undertakings under this Agreement in their entirety, including, without limitation, his obligations of confidentiality and non-disclosure.

7.

Proprietary Information; Assignment of Inventions and Non-Competition. By executing this Agreement, the Employee confirms and agrees to the provisions of the Company's Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Exhibit A hereto.

8.

Trade of Parent Company Securities. The Employee acknowledges that the Company is a subsidiary of the Parent Company, which is a publicly traded company. Therefore, the Employee agrees not to use any information received as a result of or in connection with the Employee's employment with the Company, in connection with the purchase or sale of the securities of the Parent Company. The Employee further acknowledges that any such use would constitute a violation of securities laws.

Term of Employment

9.	Term. The Employee's employment by the Company shall commence on March 19th, 2008 (the "Commencement Date"), and shall continue until it is terminated pursuant to the terms set forth herein.

10.

Termination at Will. Either party may terminate the employment relationship hereunder at any time, by giving the other party prior written notice of 60 days (the "Notice Period"). Notwithstanding the foregoing, the Company is entitled to terminate this Agreement with immediate effect, upon a written notice to Employee and payment of a one-time amount equal to the Salary (as defined hereunder) that would have been paid to the Employee during the Notice Period, in lieu of such prior notice.

11.

Termination for Cause. The Company may immediately terminate the employment relationship for Cause or in the event of the Disability of the Employee, and such termination shall be effective as of the time of notice of the same. "Cause" means (a) a serious breach of trust including but not limited to theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company or its affiliates and the engaging by the Employee in any prohibited business competitive to the business of the Company; or (b) any willful failure to perform or willful failure to perform competently any of the Employee's fundamental functions or duties hereunder, or (c) any other cause justifying termination or dismissal in circumstances in which the Company can deny the Employee severance payment under applicable law. "Disability" means any physical or mental illness or injury as a result of which Employee remains absent from work for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period. Disability shall occur upon the end of such six-month period.

12.

Notice Period; End of Relations. During the period following notice of termination by either party, and unless otherwise determined by the Company in a written notice to the Employee, the employment relationship hereunder shall remain in full force and effect, the Employee shall be obligated to perform all of his duties and obligations with Company, and the Employee shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the Employee's responsibilities. Without derogating from any other provision of this Agreement and its exhibits, upon termination of his employment, the Employee shall immediately return to the Company any of the Company's properties in his possession, including professional materials and documents, Proprietary Information (as defined in Exhibit A hereto) the Car (as defined below), and the laptop computer.

Salary, Options and Other Benefits

13.

Salary. The Company shall pay to the Employee as compensation for the employment services hereunder a monthly gross salary (the "Salary"). The Salary for each month shall be paid in NIS, no later than the 10th (tenth) day of the following month. The Salary shall be paid to the Employee after deduction of applicable taxes and like payments. The Parties hereby agree that the Salary shall be NIS 35,000 (Thirty Five Thousand NIS) per month of employment. In addition, the Employee shall be entitled to any and all payments and benefits which the Company is obliged to pay to any party in connection with the Employee's employment, hereunder and under any applicable law, regulation or agreement, including (but not limited to) all expenses, paid vacations, sick leave, convalescence pay, use of a Company car and other social benefits which Employee is entitled to according to this Agreement or any applicable law. The Employee shall be entitled to all cost of living increases ("Tosefet Yoker") applicable to all workers in the Israeli market

14.

Options. Subject to the approval of the Board of Directors of the Parent Company and subject to the execution of the option grant agreement between the Parent Company and the Employee attached as Exhibit B hereto (the "Option Agreement"), Employee shall be entitled to participate in the employee Stock Option Plan adopted by the Parent Company (the "Option Plan"), under the following terms and conditions:

a.

The Employee shall receive options to purchase 600,000 (six hundred thousand) shares of Common Stock of the Parent Company (the "Options"), at an exercise price per share equal to the price per share at which Company's Common Stock is traded on the Commencement Date.

b.

Subject to subsection (d) below, the Options shall vest over a period of Three years, as 200,000 (Two Hundred Thousand) of the Options shall vest on each anniversary of the Commencement Date, provided that the Employee remains employed by the Company.

c.

The number of Options under the Option Plan shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Parent Company resulting from a stock split, reverse stock split, combination or reclassification of such Common Stock and will otherwise be subject to the terms of the Option Plan and the Option Agreement.

d.

If the employment of the Employee terminates prior to the full vesting of the Options, for any reason whatsoever, the unvested portion of the Options shall be cancelled. Vested options will be exercisable for a period of 3 months after termination of employment.

e.

For the avoidance of doubt, the terms set forth in this Agreement are in addition to terms and conditions set forth in the Option Plan and in the Option Agreement as determined by the Parent Company's board of directors, in its sole discretion.

15.

The Company will on a monthly basis, pay to a pension scheme for the benefit of the Employee and shall deduct from the Employee's Salary a respective payment towards such pension scheme (the "Pension Scheme"), all with respect to the entire Salary. The Company will be entitled to select the Pension Scheme manager or insurance agent at its discretion. All payments to the Pension Scheme will be made in compliance with Section 14 of the Severance Compensation Law, 1963, and in accordance with the general approval of the Labor Minister dated June 9, 1998, promulgated under said Section 14, a copy of which is attached hereby as Exhibit C, and the terms of Section 14 and said general approval will apply to the relationship hereunder. Therefore, the ownership of the Pension Scheme will be transferred to the Employee upon the termination of employment and the Company will not be entitled to retrieve any of the funds it transferred to the Pension Scheme, other than in accordance with Section 14 and said general approval and the transfer of the Pension Scheme to the ownership of the Employee will be the full and only compensation to be paid by the Company to the Employee in such circumstances in respect of severance pay with respect to the insured Salary.

In addition, The Company and the Employee will maintain an advanced study fund ("Keren Hishtalmut"). The Company will contribute to such fund an amount equal to 7.5% of the Salary, and will deduct from the Salary and transfer to such fund an amount equal to 2.5% the Salary, provided that the total monthly contributed amount will not exceed the maximum amount exempted from tax payment under applicable laws. For the avoidance of doubt, no amount remitted by the Company in respect of this paragraph will be considered as part of the Salary for purposes of any deduction therefrom or calculations of severance pay.

16.

Expenses. Within 30 days of delivery of the requisite documentation, the Company will reimburse the Employee for out of pocket expenses incurred in connection with the performance of his duties under this Agreement, against the reception of appropriate receipts or other proof of expenditures, and in accordance with such expense- reimbursement policy as may from time to time be put into place by the Company.

17.

Vacation. The Employee shall be entitled to eighteen (18) paid vacation days per year for the first year of employment, as coordinated with the Company. Within 45 days of each anniversary from and after the Commencement Date, the Company and Employee will agree on a new entitlement for paid vacation days to be used for the following employment year. The Employee shall be entitled to accrue vacation days across only one fiscal year and shall not be entitled to any compensation for or redemption of unused vacation days, except for unused vacation days left at the termination of this employment agreement.

18.	Sick Leave; Convalescence Pay. The Employee shall be entitled to paid sick leave and to convalescence pay ("Dmei Havra'a") pursuant to applicable law.

19.

Company Vehicle. The Employee shall be entitled to the use of a Class 2 vehicle, as shall be determined by the Company (the "Car"). The Company shall incur all reasonable expenses associated with use of the Car, including fuel expenses, however excluding personal traffic fines, payments to the tax authorities resulting from the use of the Car ("Shovi Shimush") and the like. The use of the Car shall be in accordance with the provisions of the Company's car policy, as may be amended from time to time by the Company. The Employee shall bear any tax payments resulting from the aforesaid, to the extent applicable. The Car will be returned to the Company by the Employee immediately upon termination of Employee's employment by the Company, for any reason whatsoever.

20.

Additional Benefits. The Employee shall be entitled to the use of a Company paid mobile phone for business purposes, according to the Company's policies and instructions, as amended from time to time. In addition, the Employee shall be entitled to the use of a Company owned laptop computer, according to the Company's policies and instructions, as amended from time to time. The Employee shall bear any tax payments resulting from the aforesaid, to the extent applicable. The Company shall provide the Employee (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at the Company's expense.

21.

Full Consideration. The Salary, Options and other benefits herein constitute the full and final consideration for the Employee's Position or other employment with the Company, and the Employee shall not be entitled to any additional consideration, of any form, for his Position or other employment with the Company. The Employee's Salary and other terms of employment may be reviewed and updated by the Company's management, from time to time, at the Company's discretion.

Miscellaneous

22.

Notices. All notices required or allowed to be given under this Agreement shall be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

22.1. in the case of the Company, to:

GAMMACAN, LTD.
Azorim Center A, 39 Jerusalem St.,

Kiryat Ono, 55423, Israel
Attn: Mr. Patrick Schnegelsberg, CEO
Fax: 03-6356015

with a copy to
Keren Wacht, Adv.
Ori Rosen & Co. Law Offices
1 Azrieli Center (round tower)
Tel Aviv 67021, Israel
Fax: 972-3-607-4701
Email: keren@rosenlaw.co.il

and in the case of the Employee, to the Employee's last residence address known to the Company.

22.2.	Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

23.

The laws of the State of Israel shall apply to this Agreement, and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court.

24.

The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

25.

Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

26.

No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof. In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby.

27.	The preface and exhibits to this Agreement constitute an integral and indivisible part hereof.

28.

This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

29.

The Employee acknowledges and confirms that all terms of the Employee's employment are personal and confidential, and undertakes to keep such term in confidence and refrain from disclosing such terms to any third party.

30.

Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

31.

Assignment. The Company may assign its rights and obligations hereunder to the Parent Company or to any other subsidiary of the Parent Company, at the Company's sole and absolute discretion, and such assignment shall not be considered derogatory in any way to the Employee's rights and entitlements hereunder. Except as expressly provided hereunder, the respective rights and obligations of the Employee and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall enure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns. Notwithstanding the aforesaid, this Agreement is intended to bind and enure to the benefit of the Company, its successors and assigns, and the Employee and the personal legal representatives of the Employee.

The following is a translation from Hebrew: The Employee hereby represents that it is familiar with the English language and does not need a translation into another language and that it read and understood all of above in this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

GammaCan Ltd.	Limor Zur Stoller

By: Patrick Schnegelsberg

Title: Chief Executive Officer

WE APPROVE AND AGREE:

GammaCan International, Inc.

By: Steven Katz

Title: Chairman of the Board and President

Exhibit A

To the Personal Employment Agreement by and between

GammaCan Ltd. and Limmor Stoller

General

1.

Capitalized terms herein shall have the meanings ascribed to them in the Agreement to which this Exhibit is attached (the "Agreement"). For purposes of any undertaking of the Employee toward the Company, the term "Company" shall include the Parent Company and any subsidiaries and affiliates of the Company. The Employee's obligations and representations and the Company's rights under this Exhibit shall apply as of the Commencement Date, regardless of the date of execution of the Agreement.

Confidentiality; Proprietary Information

2.

"Proprietary Information" means confidential and proprietary information concerning the business and financial activities of the Company, including patents, patent applications, trademarks, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), know how, inventions, research and development activities, inventions, trade secrets and industrial secrets, and also confidential commercial information such as investments, investors, employees, customers, suppliers, marketing plans, etc., all the above - whether documentary, written, oral or computer generated. Proprietary Information shall also include information of the same nature which the Company may obtain or receive from third parties.

3.

Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that (i) can be proved by written documentation that it was known to Employee prior to Employee's association with the Company; (ii) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by Employee; (iii) reflects general skills and experience; or (iv) reflects information and data generally known in the industries or trades in which the Company operates.

4.

Employee recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

5.

Employee agrees that all Proprietary Information, and patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith shall be the sole property of the Company its subsidiaries and their assigns. At all times, both during the employment relationship and after the termination of the engagement between the parties, Employee will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, it's affiliates or its subsidiaries, except as may be necessary in the ordinary course of performing

Employee's duties under the Agreement.

6.

Upon termination of Employee's engagement with the Company, Employee will promptly deliver to the Company all documents and materials of any nature pertaining to Employee's engagement with the Company, and will not take any documents or materials or copies thereof containing any Proprietary Information.

Disclosure and Assignment of Inventions

7.

"Inventions" means any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets; "Company Inventions" means any Inventions that are made or conceived or first reduced to practice or created by Employee, whether alone or jointly with others, during the period of Employee's engagement with the Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, (ii) result from work performed by Employee for the Company, or (iii) related to the field of business of the Company, or to current or anticipated research and development.

8.

Employee undertakes and covenants he will promptly disclose in confidence to the Company all Inventions deemed as Company Inventions. The Employee agrees and undertakes not to disclose to the Company any confidential information of any third party and, in the framework of his employment by the Company, not to make any use of any intellectual property rights of any third party.

9.

Employee hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that he may have in or with respect to any Company Invention.

10.

Employee agrees to assist the Company, at the Company's expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Employee's engagement with the Company. Employee hereby irrevocably designates and appoints the Company and its authorized officers and agents as Employee's agent and attorney in fact, coupled with an interest to act for and on Employee's behalf and in Employee's stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Employee himself.

Non-Competition

11.	In consideration of Employee's terms of employment hereunder, which include special compensation for his undertakings under this Section 11 and the following Section 12, and in order to enable the Company to effectively protect its Proprietary Information, Employee agrees and undertakes that he will not, so long as the Agreement is in effect and for a period of twelve (12) months following termination of the Agreement, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is active in any field in which the Company operates or holds Proprietary Information, currently or at any time until the termination of the Agreement (hereinafter “Conflicting Field”); provided, however, that nothing herein will preclude Employee at any time from engaging in, becoming financially interested in, being employed by, or having any connection with any business or venture that is not active or engaged in the Conflicting Field.

12.

Employee agrees and undertakes that during the employment relationship and for a period of twelve (12) months following termination of this engagement for whatever reason, Employee will not, directly or indirectly, including personally or in any business in which Employee may be an officer, director or shareholder, solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or the like who is subject to an undertaking towards the Company to refrain from engagement in activities competing with the activities of the Company, or was subject to such undertaking towards the Company during the six months preceding termination of Employee's employment with the Company.

Reasonableness of Protective Covenants; Intent of Parties

13.

Insofar as the protective covenants set forth in this Exhibit are concerned, Employee specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Proprietary Information of the Company, and the operations and business of the Company; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of the Company. Nevertheless, if any of the restrictions set forth in this Exhibit is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties hereto intend for the restrictions set forth in this Exhibit to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

14.

Employee acknowledges that the legal remedies for breach of the provisions of this Exhibit may be found inadequate and therefore agrees that, in addition to all of the remedies available to Company in the event of a breach or a threatened breach of any of such provisions, the Company may also, in addition to any other remedies which may be available under applicable law, obtain temporary, preliminary and permanent injunctions against any and all such actions.

15.

Employee recognizes and agrees: (i) that this Exhibit is necessary and essential to protect the business of Company and to realize and derive all the benefits, rights and expectations of conducting Company's business; (ii) that the area and duration of the protective covenants contained herein are in all things reasonable; and (iii) that good and valuable consideration exists under the Agreement, for Employee's agreement to be bound by the provisions of this Exhibit.

16.	Employee's undertakings set forth in this Exhibit shall remain in full force and effect after termination of the Agreement or any renewal thereof.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

GammaCan Ltd.	Limor Zur Stoller

By: Patrick Schnegelsberg	Date:

Title: Chief Executive Officer

Date:

Exhibit B
Option Agreement

Exhibit C
To the Personal Employment Agreement by and between
GammaCan Ltd. and Limor Zur Stoller

[The following is a translation from Hebrew]

Agreement under section 14 of the Severance Pay Law 5723-1963

I, the undersigned, hereby confirm my agreement to the adoption of the following terms regarding the ongoing payments of the employer to managers fund for the purpose of pension and/or severance payment, as published under the Israeli official publication (Yalkut Pirsumim) 4659 dated 30.6.98 on page 4394 (last amendment - Yalkut Pirsumim 4970 on page 1949):

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”), I hereby confirm that payments paid by an employer, commencing on the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1)	Employer Payments –

(A)

for Pension Funds are not less than 14.33% of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

	(B)	to the Insurance Fund are not less than one of the following:

(1)

13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2)

11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2)	A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that include –

(A)

the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

(B)

an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, and in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Approved Event; for this matter, Approved Event means death, disablement or retirement at the age of 60 or over.

(3)

This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.

[Employee]	[Company]